EXHIBIT 1




                                ECI TELECOM LTD.
                              INTERIM CONSOLIDATED
                              FINANCIAL STATEMENTS
                                   (UNAUDITED)
                              AS OF MARCH 31, 2004

                                                              ECI Telecom Ltd.

CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 31, 2004
--------------------------------------------------------------------------------


CONTENTS


                                                                            PAGE

Consolidated Balance Sheets                                                    2


Consolidated Statements of Operations                                          4


Consolidated Statements of Comprehensive Income (Loss)                         5


Consolidated Statements of Changes in Shareholders' Equity                     6


Consolidated Statements of Cash Flows                                          8


Condensed Notes to the Interim Consolidated Financial Statements              10

CONSOLIDATED BALANCE SHEETS AS OF
--------------------------------------------------------------------------------


                                                        MARCH 31         MARCH 31      DECEMBER 31
                                                            2004             2003             2003
                                                     (UNAUDITED)      (UNAUDITED)        (AUDITED)
                                                  $ IN THOUSANDS   $ IN THOUSANDS   $ IN THOUSANDS
                                                  --------------   --------------   --------------
ASSETS

CURRENT ASSETS
Cash and cash equivalents                                145,393          310,657          145,375
Short-term investments                                    24,535           17,367           44,945
Receivables:
 Trade                                                   148,134          196,993          166,739
 Other                                                    21,799           22,336           17,097
Prepaid expenses                                           7,374            5,809            5,711
Work in progress                                           3,777           13,514           10,498
Inventories                                              145,807          144,084          122,993
Assets - discontinued operations                              --           17,357            2,315
                                                  --------------   --------------   --------------
TOTAL CURRENT ASSETS                                     496,819          728,117          515,673
                                                  --------------   --------------   --------------
LONG-TERM RECEIVABLES AND RELATED DEPOSITS, NET          102,808          134,294          106,645
                                                  --------------   --------------   --------------
LONG-TERM DEPOSIT AND MARKETABLE SECURITIES              107,736               --           65,803
                                                  --------------   --------------   --------------
INVESTMENTS                                               28,330          *34,825           28,916
                                                  --------------   --------------   --------------
PROPERTY, PLANT AND EQUIPMENT
Cost                                                     287,397          282,838          281,491
Less - Accumulated depreciation                          164,108          149,237          158,239
                                                  --------------   --------------   --------------
                                                         123,289          133,601          123,252
                                                  --------------   --------------   --------------
SOFTWARE DEVELOPMENT COSTS, NET                           16,102           18,959           16,289
                                                  --------------   --------------   --------------
GOODWILL AND OTHER INTANGIBLE ASSETS, NET                 12,137           20,913           12,186
                                                  --------------   --------------   --------------

OTHER ASSETS                                               8,794           16,688            8,801
                                                  --------------   --------------   --------------

/s/ Doron Inbar                  President, Chief Executive Officer
--------------------------------
Doron Inbar

/s/ Giora Bitan                  Executive Vice President,
-------------------------------- Chief Financial Officer
Giora Bitan

May 5, 2004

                                                  --------------   --------------   --------------
TOTAL ASSETS                                             896,015        1,087,397          877,565
                                                  ==============   ==============   ==============

                                                              ECI Telecom Ltd.

--------------------------------------------------------------------------------


                                                       MARCH 31          MARCH 31       DECEMBER 31
                                                           2004              2003              2003
                                                     (UNAUDITED)       (UNAUDITED)         (AUDITED)
                                                 $ IN THOUSANDS    $ IN THOUSANDS    $ IN THOUSANDS
                                                 --------------    --------------    --------------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short-term loans and current maturities of
 long-term debts                                         30,000           183,185            30,000
Trade payables                                           67,296            49,167            56,685
Other payables and accrued liabilities                  130,587           124,195           118,026
Liabilities - discontinued operations                        --             8,857               735
                                                 --------------    --------------    --------------

TOTAL CURRENT LIABILITIES                               227,883           365,404           205,446
                                                 --------------    --------------    --------------
LONG-TERM LIABILITIES

Banks loans                                              22,500                --            30,000
Other liabilities                                         6,009             8,273             6,015
Liability for employee severance benefits, net           24,546            25,602            26,600
                                                 --------------    --------------    --------------

TOTAL LONG-TERM LIABILITIES                              53,055            33,875            62,615
                                                 --------------    --------------    --------------

TOTAL LIABILITIES                                       280,938           399,279           268,061
                                                 --------------    --------------    --------------

MINORITY INTEREST                                        41,708            54,598            39,999
                                                 --------------    --------------    --------------
SHAREHOLDERS' EQUITY
Ordinary shares NIS 0.12 par value per share,
 Authorized 200,000,000 shares; Issued and
outstanding
 107,719,744 shares as at March 31, 2003,
 108,038,063 as at December 31, 2003
 and 108,243,972 as at March 31, 2004                     6,168             6,156             6,163
Capital surplus                                         664,676           658,756           662,903
Accumulated other comprehensive loss                     (2,081)             (458)           (5,393)
Accumulated deficit                                     (95,394)        *(30,934)           (94,168)
                                                 --------------    --------------    --------------

TOTAL SHAREHOLDERS' EQUITY                              573,369           633,520           569,505
                                                 --------------    --------------    --------------

                                                 --------------    --------------    --------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              896,015         1,087,397           877,565
                                                 ==============    ==============    ==============

*     Restated - see Note 2(D).

The accompanying notes are an integral part of these interim financial statements.

                                                                ECI Telecom Ltd.

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------



                                                              THREE MONTHS ENDED             YEAR ENDED
                                                           MARCH 31          MARCH 31       DECEMBER 31
                                                               2004           (*)2003              2003
                                                         (UNAUDITED)       (UNAUDITED)         (AUDITED)
                                                     $ IN THOUSANDS    $ IN THOUSANDS    $ IN THOUSANDS
                                                     --------------    --------------    --------------
Revenues                                                    110,836           113,453           421,424
Cost of revenues                                             70,701            67,784           256,753
                                                     --------------    --------------    --------------
GROSS PROFIT                                                 40,135            45,669           164,671
Research and development costs, net                          17,855            18,336            72,120
Selling and marketing expenses                               20,798            21,028            87,940
General and administrative expenses                          12,307            11,990            55,929
Amortization of acquisition - related                            --               792             1,773
intangible assets
Impairment of assets                                             --                --             6,686
Restructuring expenses                                        2,585                --             8,394
                                                     --------------    --------------    --------------

OPERATING LOSS                                              (13,410)           (6,477)          (68,171)
Financial expenses                                           (2,900)           (2,863)           (8,342)
Financial income                                              2,802             2,398             7,791
Other income (expenses), net                                  1,995              (234)           (5,386)
                                                     --------------    --------------    --------------

LOSS FROM CONTINUING OPERATIONS
 BEFORE TAXES ON INCOME                                     (11,513)           (7,176)          (74,108)
Taxes on income                                                (214)             (600)           (2,163)
                                                     --------------    --------------    --------------

LOSS FROM CONTINUING OPERATIONS
 AFTER TAXES ON INCOME                                      (11,727)           (7,776)          (76,271)
Company's equity in results of investee
 companies, net                                                (464)           (1,061)           (4,334)
Minority interest in results of subsidiaries - net            3,860             2,636            14,936
                                                     --------------    --------------    --------------

LOSS FROM CONTINUING OPERATIONS                              (8,331)           (6,201)          (65,669)
Income (loss) from discontinued operation, net                7,105            (1,605)           (5,371)
                                                     --------------    --------------    --------------

LOSS FOR THE PERIOD                                          (1,226)           (7,806)          (71,040)
                                                     ==============    ==============    ==============
LOSS PER SHARE IN US$

Basic and diluted loss per share:

Continuing operations                                         (0.08)            (0.06)            (0.61)
Discontinued operations                                        0.07             (0.01)            (0.05)
                                                     --------------    --------------    --------------

Net loss per share                                            (0.01)            (0.07)            (0.66)
                                                     ==============    ==============    ==============
Weighted average number of shares outstanding
 used to compute basic and diluted loss per share
  - in thousands                                            108,141           107,585           107,831
                                                     ==============    ==============    ==============

(*) Reclassified as a result of discontinued operation - see Note 6.

The accompanying notes are an integral part of these interim financial statements.

                                                                ECI Telecom Ltd.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
--------------------------------------------------------------------------------



                                                                THREE MONTHS ENDED             YEAR ENDED
                                                             MARCH 31          MARCH 31       DECEMBER 31
                                                                 2004              2003              2003
                                                          (UNAUDITED)       (UNAUDITED)         (AUDITED)
                                                       $ IN THOUSANDS    $ IN THOUSANDS    $ IN THOUSANDS
                                                       --------------    --------------    --------------
Net loss for the period                                        (1,226)           (7,806)          (71,040)

Other comprehensive income (loss):

Changes in the fair value of financial instruments              4,594             1,364            (4,843)
Realization of gain on available for sale securities           (1,282)               --                --
Unrealized holding gain on available for sale
 securities arising during the period, net                         --                10             1,282
                                                       --------------    --------------    --------------

Total other comprehensive income (loss)                         3,312             1,374            (3,561)
                                                       --------------    --------------    --------------

COMPREHENSIVE INCOME (LOSS)                                     2,086            (6,432)          (74,601)
                                                       ==============    ==============    ==============

The accompanying notes are an integral part of these interim financial statements.

                                                              ECI Telecom Ltd.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
------------------------------------------------------------------------------



                                                                                         ACCUMULATED
                                                  NUMBER                                       OTHER                         TOTAL
                                                      OF         SHARE       CAPITAL   COMPREHENSIVE    ACCUMULATED  SHAREHOLDERS'
                                                  SHARES       CAPITAL       SURPLUS   INCOME (LOSS)        DEFICIT         EQUITY
                                             -----------   -----------   -----------   -------------    -----------    -----------
                                                                     $ IN THOUSANDS EXCEPT SHARE AMOUNTS
                                             -------------------------------------------------------------------------------------

BALANCE AT JANUARY 1, 2004 (AUDITED)         108,038,063         6,163       662,903          (5,393)       (94,168)       569,505

Unaudited

Net loss for the three months ended March
 31, 2004                                             --            --            --              --         (1,226)        (1,226)
Employee stock options exercised and paid,
 net                                             205,909             5           565              --             --            570
Amortization of deferred compensation
 expenses                                             --            --         1,208              --             --          1,208
Realization of gain on available for sale
 securities                                           --            --            --          (1,282)            --         (1,282)
Changes in the fair value of financial
 instruments                                          --            --            --           4,594             --          4,594
                                             -----------   -----------   -----------   -------------    -----------    -----------

BALANCE AT MARCH 31, 2004 (UNAUDITED)        108,243,972         6,168       664,676          (2,081)       (95,394)       573,369
                                             ===========   ===========   ===========   =============    ===========    ===========

BALANCE AT JANUARY 1, 2003 (AUDITED)         107,512,612         6,152       658,425          (1,832)     *(23,128)        639,617

Unaudited

Net loss for the three months ended March
 31, 2003                                             --            --            --              --         (7,806)        (7,806)
Shares issuance to employees                     207,132             4           331              --             --            335
Net unrealized gain on available for sale
 securities                                           --            --            --              10             --             10
Changes in the fair value of financial
 instruments                                          --            --            --           1,364             --          1,364
                                             -----------   -----------   -----------   -------------    -----------    -----------

BALANCE AT MARCH 31, 2003 (UNAUDITED)        107,719,744         6,156       658,756            (458)       (30,934)       633,520
                                             ===========   ===========   ===========   =============    ===========    ===========


*     Restated - see Note 2(D).


The accompanying notes are an integral part of these interim financial statements.

                                                                ECI Telecom Ltd.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------



                                                                                         ACCUMULATED
                                                                                               OTHER                         TOTAL
                                                  NUMBER         SHARE       CAPITAL   COMPREHENSIVE    ACCUMULATED  SHAREHOLDERS'
                                               OF SHARES       CAPITAL       SURPLUS   INCOME (LOSS)        DEFICIT         EQUITY
                                             -----------   -----------   -----------   -------------    -----------    -----------
                                                                     $ IN THOUSANDS EXCEPT SHARE AMOUNTS
                                             -------------------------------------------------------------------------------------


BALANCE AT JANUARY 1, 2003 (AUDITED)         107,512,612         6,152       658,425          (1,832)       (23,128)       639,617

Audited
Net loss for the year ended December 31,
 2003                                                 --            --            --              --        (71,040)       (71,040)
Employee stock options exercised and paid,
 net                                             100,818             3           263              --             --            266
Share issuance to employees                      424,633             8           647              --             --            655
Amortization of deferred compensation
 expenses                                             --            --         3,568              --             --          3,568
Changes in the fair value of financial
 instruments                                          --            --            --          (4,843)        (4,843)
Net unrealized gain on available for sale
 securities                                           --            --            --           1,282             --          1,282
                                             -----------   -----------   -----------   -------------    -----------    -----------

BALANCE AT DECEMBER 31, 2003 (AUDITED)       108,038,063         6,163       662,903          (5,393)       (94,168)       569,505
                                             ===========   ===========   ===========   =============    ===========    ===========

The accompanying notes are an integral part of these interim financial statements.

                                                                ECI Telecom Ltd.

CONSOLIDATED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------


                                                                   THREE MONTHS ENDED             YEAR ENDED
                                                                MARCH 31          MARCH 31       DECEMBER 31
                                                                    2004              2003              2003
                                                             (UNAUDITED)       (UNAUDITED)         (AUDITED)
                                                          $ IN THOUSANDS    $ IN THOUSANDS    $ IN THOUSANDS
                                                          --------------    --------------    --------------
CASH FLOWS FOR OPERATING ACTIVITIES
Loss for the period                                               (1,226)           (7,806)          (71,040)

ADJUSTMENTS TO RECONCILE LOSS TO CASH PROVIDED BY
 (USED IN) OPERATING ACTIVITIES:
Depreciation and amortization                                     10,002            11,309            41,622
Amortization of deferred compensation                              1,208                --             3,568
Loss (gain) on sale of property and equipment                       (230)              148             1,362
Impairment of assets                                                  --                --             6,686
Capital loss, net                                                    450               818             4,862
Capital gain from sale of operations                             (24,186)               --                --
Other - net (mainly long-term deferred taxes)                        391               203             7,066
Company's equity in results of investee companies                    464             1,061             4,334
Minority interest in net results of subsidiaries                   1,284            (2,229)          (16,956)
Increase in marketable securities                                   (608)              (51)             (111)
Decrease in trade receivables (including non-current
 maturities of bank deposits and trade receivables)               22,442            16,168            69,069
Decrease in other receivables                                      6,336             2,766             9,531
Increase in prepaid expenses                                      (1,663)           (1,508)           (1,410)
Decrease in work in progress                                       6,721               176             3,192
Decrease (increase) in inventories                               (22,814)            5,604            24,149
Increase in trade payable                                         10,611             6,895            14,413
Decrease in other payables and accrued liabilities                (2,646)          (11,007)          (23,500)
Decrease in other long-term liabilities                               (6)             (106)           (2,364)
Increase (decrease) in liability for employee severance
 benefits, net                                                    (2,054)             (655)              537
                                                          --------------    --------------    --------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                          4,476            21,786            75,010
                                                          --------------    --------------    --------------

CASH FLOWS FOR INVESTING ACTIVITIES
Increase (decrease) in investments in deposits, net                2,355           (10,466)          (22,563)
Software development costs capitalized                            (3,092)           (2,998)          (11,364)
Investment in property, plant and equipment                       (6,985)           (1,684)          (11,347)
Proceeds from sale of property, plant and equipment                  455               227               878
Acquisition of investee companies                                     --               (33)             (203)
Purchase of technology                                                --              (869)             (869)
Sale of subsidiary and operations (see Note A)                    35,000                --             9,100
Investment in marketable securities                              (25,046)           (5,367)          (80,317)
                                                          --------------    --------------    --------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                2,687           (21,190)         (116,685)
                                                          --------------    --------------    --------------

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term loans                                     (22,500)          (21,832)         (100,000)
Exercise of employee share options in a subsidiary                   120                --                --
Increase (decrease) in short-term credit, net                     15,000           (24,995)          (70,012)
Proceeds from share issuance to employees                            570               335               921
                                                          --------------    --------------    --------------
NET CASH USED IN FINANCING ACTIVITIES                             (6,810)          (46,492)         (169,091)
                                                          --------------    --------------    --------------

Effect of change in exchange rate on cash                           (335)              (96)             (508)
                                                          --------------    --------------    --------------

CHANGES IN CASH AND CASH EQUIVALENTS                                  18           (45,992)         (211,274)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                 145,375           356,649           356,649
                                                          --------------    --------------    --------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                       145,393           310,657           145,375
                                                          ==============    ==============    ==============

The accompanying notes are an integral part of these interim financial statements.

                                                                ECI Telecom Ltd.

--------------------------------------------------------------------------------



                                                                       THREE MONTHS ENDED             YEAR ENDED
                                                                    MARCH 31          MARCH 31       DECEMBER 31
                                                                        2004              2002              2002
                                                                 (UNAUDITED)       (UNAUDITED)         (AUDITED)
                                                              $ IN THOUSANDS    $ IN THOUSANDS    $ IN THOUSANDS
                                                              --------------    --------------    --------------

A.    SALE OF A SUBSIDIARY AND OPERATIONS

A breakdown of the book value of the assets and liabilities of subsidiary and operations that were sold is as follows:

Net Current assets (other than cash)                                   8,499                --              (600)
Property, plant and equipment and other assets, net                    1,983                --               843
Inventories                                                              332                --             8,857
Capital gain                                                          24,186                --                --
                                                              --------------    --------------    --------------
                                                                      35,000                --             9,100
                                                              ==============    ==============    ==============


B.    NON-CASH ACTIVITIES

Sale of fixed assets in return for shares in investee company              --                --             1,053
                                                               ==============    ==============    ==============




The accompanying notes are an integral part of these interim financial statements.

                                                                ECI Telecom Ltd.

CONDENSED NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



NOTE 1 - GENERAL

      The interim financial statements are prepared in a condensed format, as of March 31, 2004 and for the three-month period then ended. The interim consolidated financial statements should be read in conjunction with Company's annual consolidated financial statements as of December 31, 2003 and the accompanying notes thereto.



NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

      A. The accounting policies applied in the preparation of these interim consolidated financial statements are identical with those applied in the preparation of the latest annual consolidated financial statements.

      B. The interim consolidated financial statements are prepared in accordance with accounting principles for preparation of financial statements for interim periods.

      C. Certain amounts in prior years' financial statements have been reclassified to conform to the current year's presentation. See also
            Note 8.

      D. In December 2002, the Company closed a transaction pursuant to which it transferred the VOIP and other activities, including certain related net assets with a book value of $ 19.6 million, of the business NGTS, plus $10 million in cash, to NexVerse Networks, in exchange for approximately 43% (fully diluted 36%) of the shares of NexVerse. The name of the Company resulting from this transaction was changed to Veraz Networks and ECI's investment in Veraz is being accounted for by the equity method and was initially recorded at the amount of $ 29.6 million.

            During 2003 a third party valuation commissioned by Veraz was finalized, which evaluated among other things, the fair value of the shares transferred to ECI as of December 31, 2002. The valuation indicated that the fair market value as of December 31, 2002 of the Veraz shares held by ECI to be $ 22.8 million. Due to the fact that the value of the shares received by ECI was less than the value of the assets transferred, ECI reduced its investment in Veraz by $ 6.8 million, resulting in an additional charge to earnings in 2002.

            The following represents the effects of the restatement on the Consolidated Balance Sheet as of March 31, 2003.

            Consolidated Balance Sheet ($ in thousands) AS REPORTED  AS RESTATED
                                                        -----------  -----------
            Investments                                     41,608       34,825
            Retained deficit                                24,151)     (30,934)

NOTE 3 - FINANCIAL STATEMENTS DENOMINATED IN U.S. DOLLARS

      The interim consolidated financial statements have been prepared in accordance with US GAAP on the basis of historical cost convention and denominated in U.S. dollars.



NOTE 4 - SHAREHOLDERS' EQUITY

      1.    SHARE INCENTIVE AND STOCK OPTION PLAN

      A.    Stock options under the ECI Plans are as follows:

                                                                 THREE MONTHS
                                                                        ENDED           YEAR ENDED
                                                                     MARCH 31          DECEMBER 31
                                                                         2004                2003
                                                             NUMBER OF SHARES    NUMBER OF SHARES
                                                             ----------------    ----------------
            Total number authorized at beginning of period         29,760,700          26,760,700
            Increase in number authorized during period                    --           3,000,000
            Options unexercised at beginning of period            (19,067,545)        (12,349,747)
            Exercised till beginning of period                     (2,129,800)         (2,028,982)
            Granted during period                                     (61,096)        (10,523,271)
            Cancelled during period                                 1,354,552           3,704,655
                                                             ----------------    ----------------
            Authorized for future grant at end of period            9,856,811           8,563,355
                                                             ================    ================

            Exercised during the period *                             205,909             100,818
                                                             ================    ================

            * Average price of options exercised during
            period (in US$)                                              2.76                2.62
                                                             ================    ================

            Options unexercised at end of period                   17,568,180          19,067,545
                                                             ================    ================

            Options may be exercised as follows (1):
            First year or thereafter                               15,723,582          16,540,199
            Second year or thereafter                               1,067,096           1,911,858
            Third year or thereafter                                  777,502             615,488
                                                             ----------------    ----------------

                                                                   17,568,180          19,067,545
                                                             ================    ================

      B. To be paid in ILS based on the rate of exchange of the dollar on the date of payment as follows:


                                                     MARCH 31        DECEMBER 31
                                                         2003               2003
                                             ----------------   ----------------
            DOLLARS PER SHARE                NUMBER OF SHARES   NUMBER OF SHARES
                                             ----------------   ----------------

            Zero                                    2,878,725          2,942,728
            1.31 - 3.17                             2,386,305          2,587,619
            3.24                                    4,987,711          5,124,326
            3.25 - 7.61                               634,430            598,334
            14 - 21                                   880,992          1,134,842
            23.85 - 26.38                             176,500            183,500
            26.66                                   3,497,022          3,985,054
            27.51 - 29.53                           1,445,945          1,792,292
            30 - 40                                   680,550            718,850
                                             ----------------   ----------------
                                                   17,568,180         19,067,545
                                             ================   ================


      2.    FAIR VALUE METHOD

      A. In October 1995 the Financial Accounting Standards Board (FASB) issued SFAS 123 "Accounting for Stock-based Compensation" which establishes financial accounting and reporting standards for stock-based compensation plans. The statement defines a fair value based method of accounting for an employee stock option.

            As required by SFAS 123, the Company has determined the weighted average fair value of stock-based arrangements grants during the reporting period to be $ 2.96. The fair values of stock based compensation awards granted were estimated using the "Black - Scholes" option pricing model with the following assumptions.

                                                      OPTION       EXPECTED      RISK FREE
                                                        TERM     VOLATILITY       INTEREST
                                               -------------  -------------  -------------
            PERIOD OF GRANT                             TERM     VOLATILITY  INTEREST RATE
                                               -------------  -------------  -------------
            Three months ended March 31, 2004              5           68.8           1.0%
            Three months ended March 31, 2003              5           66.9           1.5%
            Year ended December 31, 2003                   5           70.0           1.0%

[START HERE]

      2.    FAIR VALUE METHOD (CONT'D)


      B. Had the compensation expenses for stock options granted under the Company's stock option plans been determined based on fair value at the grant dates consistent with the method of SFAS 123, the Company's net loss and net loss per share would have been as follows:

                                                                     THREE MONTHS ENDED              YEAR ENDED
                                                             --------------------------------    --------------
                                                                   MARCH 31          MARCH 31       DECEMBER 31
                                                                       2004              2003              2003
                                                                (UNAUDITED)       (UNAUDITED)         (AUDITED)
                                                             $ IN THOUSANDS    $ IN THOUSANDS    $ IN THOUSANDS
                                                             --------------    --------------    --------------
            Net loss
            As reported                                              (1,226)           (7,806)          (71,040)
            Add:    Stock based employee compensation
                    expenses included in reported net
                    income, net of related tax effects                1,208                --             3,568


            Deduct: Total stock-based employee
                    compensation expenses determined
                    under fair value based method for
                    all awards, net of related tax effects           (2,022)          (18,398)          (23,450)
                                                             --------------    --------------    --------------

            Pro forma net loss                                       (2,040)          (26,204)          (90,922)
                                                             ==============    ==============    ==============
            Basic and diluted loss per share ($)

            As reported                                               (0.01)            (0.07)            (0.66)

            Pro forma                                                 (0.02)            (0.24)            (0.84)

NOTE 5 - MATERIAL EVENTS IN THE CURRENT PERIOD

      A.    ECTEL

      1. On February 9, 2004, ECtel, a subsidiary of the Company, signed a definitive agreement to sell its Government Surveillance business to Verint Systems Inc. for $ 35 million in cash. According to the terms of the transaction, ECtel transferred to Verint various assets and liabilities relating to its Government Surveillance business and undertook certain commitments to Verint. Ectel recorded during the first quarter of 2004 in respect of this transaction a gain of $24.2 million (see Note 6B).

      2. On March 9, 2004, the Board of Directors of ECI decided, in principle, that ECI will distribute 7.6 million of its shares in ECtel Ltd. to ECI's shareholders. ECI currently holds approximately
            10.5 million, or 58%, of ECtel's shares. After distribution of the shares, ECI will hold approximately 16% of ECtel's outstanding shares.

            On April 28, 2004, after the Company has obtained court approval and the consent of its banks, the Board of Directors declared a distribution of 7.6 million shares of ECtel to the Company's shareholders of record on May 5, 2004. The shares will be distributed on May 10, 2004.

      B.    RESTRUCTURING EXPENSES

      Following the Company's Board of Directors' decision to focus on its two core activities, in this quarter, the Company recorded $ 2.6 million in restructuring expenses associated with the completion of reorganization plan and the integration of Lightscape Optical Networks and Enavis
      Networks into the Optical Networks Division. The expenses were due to abandonment of several leased buildings.

NOTE 6 - DISCONTINUED OPERATIONS

      A. During the third quarter of 2002, the Company's Board of Directors decided on a plan to sell the operations of the InnoWave segment, which specializes in development of solutions for broadband wireless access to communications networks.

            In April 2003, the Company signed an agreement with Alvarion to sell the InnoWave operation.

            The total value of the transaction was approximately $ 20 million, consisting of a cash consideration paid by Alvarion and the cash balances withdrawn by ECI at closing. In addition, Alvarion granted warrants to purchase 200,000 Alvarion shares over a period of five years at an exercise price of $ 3 per share (of which, warrants to purchase 50,000 were transferred to certain key employees of InnoWave transferred to Alvarion).

            In the current quarter, the Company sold all the shares it had obtained from exercising the aforementioned warrants. The gain from the sale of the shares amounted to $ 1.5 million.

      B. During 2003, ECtel's Board of Directors decided on a plan to sell the operations of the Government segment of ECtel, which provides telecommunication monitoring needs to government agencies.

            The Company found a purchaser for the Government segment, and in February 2004 signed a definitive agreement with him (see Note 5A
            (1)).

      Set  forth  below  is  detail  of  the  assets  and   liabilities  of  the
      discontinued activities on March 31, 2004:

                                                   MARCH 31      MARCH 31   DECEMBER 31
                                                       2004          2003          2003
                                                (UNAUDITED)   (UNAUDITED)     (AUDITED)
                                                       $ IN          $ IN          $ IN
                                                  THOUSANDS     THOUSANDS     THOUSANDS
                                                -----------   -----------   -----------
      Assets relating to discontinued segment
       and discontinued operations*

      Trade and other receivables                        --         5,422            --
      Inventory                                          --         8,857           332
      Long-term receivables                              --         2,235            --
      Property, plant and equipment                      --           843         1,394
      Other assets                                       --            --           589
                                                -----------   -----------   -----------
                                                         --        17,357         2,315
                                                ===========   ===========   ===========

                                                   MARCH 31      MARCH 31   DECEMBER 31
                                                       2004          2003          2003
                                                (UNAUDITED)   (UNAUDITED)     (AUDITED)
                                                       $ IN          $ IN          $ IN
                                                  THOUSANDS     THOUSANDS     THOUSANDS
                                                -----------   -----------   -----------

      Liabilities relating to discontinued
       segment and discontinued operations*

      Trade payables                                     --         1,648            --
      Other payables                                     --         7,209           541
      Liabilities for employee severance                 --            --           194
      benefit, net
                                                -----------   -----------   -----------
                                                         --         8,857           735
                                                ===========   ===========   ===========

      * The assets and liabilities as of December 31, 2003 - related to the discontinued Government operations. The assets and liabilities as of March 31, 2003 - related to the discontinued Inowave segment.

      Set forth below are the results of operations of the discontinued segment

                                                    THREE MONTHS ENDED       YEAR ENDED
                                                -------------------------   -----------
                                                   MARCH 31      MARCH 31   DECEMBER 31
                                                       2004          2003          2003
                                                (UNAUDITED)   (UNAUDITED)     (AUDITED)
                                                $ THOUSANDS   $ THOUSANDS   $ THOUSANDS
                                                -----------   -----------   -----------

      Segment and operation revenues                     44         8,832        15,840
      Segment and operation income (expenses)         7,061       (10,437)      (21,211)
                                                -----------   -----------   -----------
      Results of segment and operation
      activities                                      7,105        (1,605)       (5,371)
                                                ===========   ===========   ===========

NOTE 7 - SEGMENT REPORTS
==============================================================================

      1.    SEGMENT ACTIVITIES DISCLOSURE:

      Segment information is presented in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This standard is based on a management approach, which requires segmentation based upon the Company's internal organization and internal financial reports to the management. The Company's internal financial reporting systems present various data for management to run the business, including profit and loss statements (P&L).

      2.    OPERATIONAL SEGMENT DISCLOSURE:

      The following financial information is the information that management uses for analyzing the business results. The figures are presented on a consolidated basis and reflect the presentation to the management.

                                              THREE MONTHS ENDED MARCH 31, 2004
                         ---------------------------------------------------------------------------
                              OPTICAL       BROADBAND
                             NETWORKS          ACCESS          ECTEL           OTHER    CONSOLIDATED
                                 $ IN            $ IN           $ IN            $ IN            $ IN
                            THOUSANDS       THOUSANDS      THOUSANDS       THOUSANDS       THOUSANDS
                         ------------    ------------   ------------    ------------    ------------
      Revenues                 52,206          47,705          3,326           7,599         110,836
                         ============    ============   ============    ============    ============

      Operating profit
       (loss)                  (3,018)          3,325         (9,349)         (4,368)        (13,410)
                         ============    ============   ============    ============    ============


                                              THREE MONTHS ENDED MARCH 31, 2003
                         ---------------------------------------------------------------------------
                              OPTICAL       BROADBAND                                            (*)
                             NETWORKS          ACCESS      (*) ECTEL           OTHER    CONSOLIDATED
                                 $ IN            $ IN           $ IN            $ IN            $ IN
                            THOUSANDS       THOUSANDS      THOUSANDS       THOUSANDS       THOUSANDS
                         ------------    ------------   ------------    ------------    ------------
      Revenues                 42,437          50,830          9,989          10,197         113,453
                         ============    ============   ============    ============    ============

      Operating profit
       (loss)                  (6,250)          5,555         (4,824)           (958)         (6,477)
                         ============    ============   ============    ============    ============


                                                 YEAR ENDED DECEMBER 31, 2003
                         ---------------------------------------------------------------------------
                              OPTICAL       BROADBAND
                             NETWORKS          ACCESS          ECTEL           OTHER    CONSOLIDATED
                                 $ IN            $ IN           $ IN            $ IN            $ IN
                            THOUSANDS       THOUSANDS      THOUSANDS       THOUSANDS       THOUSANDS
                         ------------    ------------   ------------    ------------    ------------
      Revenues                177,706         182,290         28,857          32,571         421,424
                         ============    ============   ============    ============    ============

      Operating profit
       (loss)                 (37,196)         15,949        (35,966)        (10,958)        (68,171)
                         ============    ============   ============    ============    ============

      (*)   Reclassified as a result of discontinued operation - (see Note 6).